UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 16, 2015

AXOGEN, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-36046	41-1301878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13631 Progress Boulevard, Suite 400, Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code

(386) 462-6800
(Former name or former address if changed since last report,)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 21, 2015, AxoGen Corporation, a wholly owned subsidiary of AxoGen, Inc.  (“AxoGen” or the “Company”), entered into a Commercial Lease with Ja-Cole, L.P. (the “New Lease”) for property located in Burleson, Texas. The New Lease supersedes and replaces a current lease with Ja-Cole. Under the terms of the New Lease, AxoGen leased an additional 2,100 square feet of warehouse space that will be combined with its current 5,400 square feet of warehouse/office space in Burleson, Texas.   The New Lease is for a three year term expiring April 21, 2018, renewable thereafter by agreement of the parties, at an annual cost of $60,000 per year.  The expanded Burleson facility will house raw material storage and product distribution and allow expansion space as required for AxoGen operations.

Item 1.02 Termination of a Material Definitive Agreement

Under an Amended and Restated Nerve Tissue Processing Agreement (the “Agreement”) with LifeNet Health, AxoGen processes and packages Avance® Nerve Graft using its employees and equipment located at LifeNet Health, Virginia Beach, Virginia.  As a result of business requirements of LifeNet Health and their need for additional space, on April 16, 2015 they notified AxoGen that it will need to transition out of the Virginia Beach facility on or before February 27, 2016 and therefore is terminating the Agreement effective February 27, 2016.   AxoGen’s planning has included the establishment of manufacturing space under its full control to meet its needs as it continues to expand its revenues. AxoGen is formalizing its plans and has sufficient time to establish new manufacturing space under its control that will meet its future needs.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description
10.1	Commercial Lease dated April 21, 2015 by and between AxoGen Corporation and Ja-Cole, L.P.
10.2	Amendment No. 1 to Boone Business Park Commercial Lease dated April 21, 2015 by and between AxoGen Corporation and Ja-Cole, L.P.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AXOGEN, INC.

By:	/s/ Gregory G. Freitag
Gregory G. Freitag
General Counsel

Date: April 22, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1	Commercial Lease dated April 21, 2015 by and between AxoGen Corporation and Ja-Cole, L.P.
10.2	Amendment No. 1 to Boone Business Park Commercial Lease dated April 21, 2015 by and between AxoGen Corporation and Ja-Cole, L.P.